Exhibit (a)(8)

TRUST FOR CREDIT UNIONS

AMENDMENT NO. 8 TO
AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

                    WHEREAS, Section 7.3 of the Agreement and Declaration of Trust dated September 24, 1987 as amended, and restated through the date hereof (the “Declaration”), of Trust for Credit Unions (the “Trust”) provides that the Declaration may be amended to change the name of any Units theretofore established and designated;

                    NOW THEREFORE, the undersigned, being a majority of the Trustees of the Trust, (1) hereby amend the Declaration by changing the name of the Units heretofore established and designated as the “Mortgage Securities Portfolio” to the “Short Duration Portfolio,” and (2) hereby determine pursuant to Section 7.3 of the Declaration that the foregoing amendment shall be effective as of          , 2004; and

                    NOW THEREFORE, the undersigned, being a majority of the Trustees of the Trust, (1) hereby amend the Declaration by changing the name of the Units heretofore established and designated as the “Government Securities Portfolio” to the “Ultra-Short Duration Government Portfolio,” and (2) hereby determine pursuant to Section 7.3 of the Declaration that the foregoing amendment shall be effective as of                , 2004; and

     WITNESS our hands as of this    day of                , 2004.

James C. Barr	Edgar F. Callahan

Robert M. Coen	Thomas S. Condit

Rudolph J. Hanley	Betty G. Hobbs

Gary Oakland	D. Michael Riley

Wendell A. Sebastian	John T. Collins

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

     Then personally appeared the above-mentioned Trustees and acknowledged this instrument to be their free act and deed this    day of    , 2004.

Notary Public
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